Exhibit 99.1

CinCor Reports First Quarter Financial Results and Provides Corporate Update

Topline data for baxdrostat (CIN-107) in BrigHtn Phase 2 trial for treatment-resistant hypertension (rHTN) expected in 2H 2022

Topline data for baxdrostat (CIN-107) in HALO Phase 2 trial for uncontrolled hypertension (uHTN) expected in 2H 2022

Phase 2 figHTN-CKD trial evaluating baxdrostat’s (CIN-107) utility in ameliorating complications of chronic kidney disease (CKD) initiated in April 2022

WALTHAM, May 10, 2022 (GLOBE NEWSWIRE) -- CinCor Pharma, Inc. (NASDAQ: CINC) today announced financial results for the first quarter ended March 31, 2022 and provided a corporate update.

“In Q1 2022 CinCor continued its strong momentum by raising approximately $194 million in its IPO despite difficult market conditions, extending its expected cash runway through 2024, including its ongoing and currently planned Phase 2 and Phase 3 clinical programs,” said Marc de Garidel, Chief Executive Officer. “We completed enrollment of our lead Phase 2 BrigHtn study for treatment-resistant hypertension where baxdrostat may have a differentiated therapeutic potential. 2022 is a very exciting year for CinCor, with two major Phase 2 read-outs expected by year-end potentially leading to significant inflection points in the clinical development of baxdrostat for the treatment of broad unmet needs in the hypertension field.”

Recent Corporate and Clinical Highlights

•
BrigHtn Phase 2 Trial Completed Enrollment. In March 2022, the BrigHtn Phase 2 trial of baxdrostat (CIN-107) for treatment-resistant hypertension (rHTN) completed enrollment with 275 patients randomized. Topline data from this trial is expected in the second half of 2022.
•
figHTN-CKD Phase 2 Trial Initiated. In April 2022, the Phase 2 trial for baxdrostat (CIN-107) in patients with uncontrolled hypertension (uHTN) and chronic kidney disease (CKD) was initiated. Topline date from this trial is expected in the second half of 2023.

Key Anticipated Upcoming Milestones

BrigHtn: Phase 2 trial for baxdrostat (CIN-107) in rHTN

•
Topline data expected in second half of 2022

HALO: Phase 2 trial for baxdrostat (CIN-107) in uHTN

Exhibit 99.1

•
Topline data expected in second half of 2022

Spark-PA: Phase 2 trial for baxdrostat (CIN-107) in primary aldosteronism (PA)

•
Topline data expected in second half of 2023

figHTN-CKD: Phase 2 trial for baxdrostat (CIN-107) in uHTN and CKD

•
Dosing of first patient expected in Q2 2022
•
Topline data expected in second half of 2023

First Quarter 2022 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities were $314.2 million as of March 31, 2022, as compared to $136.6 million as of December 31, 2021. The increase in cash, cash equivalents and marketable securities of $177.6 million was driven primarily by the January 2022 initial public offering (IPO) net proceeds of $193.6 million, partially offset by operating cash outflows of $17.7 million.

Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2022, were $9.7 million, compared to $3.5 million for the three months ended March 31, 2021 and compared to $9.4 million in the fourth quarter of 2021. The increase of $6.2 million over the prior year was primarily due to the progression of several Phase 2 clinical trials, the initiation of our CKD trial, increased chemistry, manufacturing and controls spending, and the addition of several important full-time R&D resources.

General and Administrative (G&A) Expenses: G&A expenses were $4.0 million for the three months ended March 31, 2022, compared to $0.9 million for the three months ended March 31, 2021 and compared to $15.9 million in the fourth quarter of 2021. The quarter over quarter decrease of $11.9 million was primarily attributable to the one-time costs of $10.0 million related to the settlement agreement with CinRx as previously disclosed in prior filings. The increase of $3.1 million over the prior year period is primarily related to increased personnel costs and other professional and legal costs associated with operating as a public company.

Other Expenses: For the three months ended March 31, 2022 and 2021, CinCor incurred a non-cash expense of $3.0 million and $1.2 million, respectively, related to the change in fair value of its warrant derivative liabilities. This change in fair value for both periods was driven by an increase in the fair value of the underlying common stock. These impacts are related to the stock purchase warrants issued to Roche in connection with the Roche agreement when baxdrostat (CIN-107) was acquired in 2019. Upon the completion of the IPO in January 2022, the Roche warrants automatically net exercised in whole, resulting in the issuance of 852,788 shares of CinCor common stock to Roche.

Exhibit 99.1

Net Loss: For the three months ended March 31, 2022, CinCor reported a net loss of $16.7 million, compared to a net loss of $5.6 million for the three months ended March 31, 2021, and a net loss of $29.3 million for the three months ended December 31, 2021.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, baxdrostat (CIN-107), a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat (CIN-107)

Baxdrostat (CIN-107) is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements related to CinCor’s business in general; the results and timing of CinCor’s ongoing and planned clinical trials; the anticipated timing of disclosure of results of clinical trials; the progress of CinCor’s research and development programs and clinical trials and studies, including enrollment and retention in clinical trials; plans for initiating future clinical trials and studies; the therapeutic potential of baxdrostat (CIN-107); CinCor’s clinical milestones and pipeline; expectations with respect to regulatory matters; expectations with respect to potential market size; expectations relating to and the sufficiency of CinCor’s cash resources; and other statements that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expected,” “intends,” “plan,” “may”, “will,” “project”, “estimate”, “continue,” “advance” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation, CinCor has incurred significant operating losses

Exhibit 99.1

since its inception; CinCor has a limited operating history and no history of commercializing products; CinCor will require substantial additional funding to finance its operations; CinCor’s business is entirely dependent at this time on the success of one drug, baxdrostat (CIN-107); interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; CinCor may not be successful in its efforts to expand its pipeline beyond baxdrostat (CIN-107); success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and CinCor’s business, operations and clinical development timelines and plans may be adversely affected by the evolving and ongoing COVID-19 pandemic and geopolitical events, including the ongoing military conflict between Russia and Ukraine and related sanctions against Russia, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC) on March 22, 2022, and other filings and reports that CinCor may file from time to time with the SEC, including its quarterly report on Form 10-Q for the three months ended March 31, 2022 expected to be filed with the SEC on May [11], 2022. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts: Investors:
Terry Coelho Bob Yedid
CinCor Pharma, Inc. LifeSci Advisors
EVP, CFO and CBDO ir@CinCor.com

Exhibit 99.1

CinCor Pharma, Inc.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31
	2022	2021
Operating expenses
Research and development	$ 9,674	$ 3,489
General and administrative	4,030	924
Total operating expenses	13,704	4,413
Loss from operations	(13,704)	(4,413)
Other (income) expense:
Interest income	(51)	(4)
Change in fair value of warrant derivative liabilities	3,044	1,210
Total other expense, net	2,993	1,205
Net loss	$(16,697)	$(5,618)

Net loss per common share, basic and diluted	$(0.50)	$(4.49)
Weighted average common shares outstanding, basic and diluted	33,433,596	1,250,000

Exhibit 99.1

CinCor Pharma, Inc.

Condensed Balance Sheet Data

(In thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Cash, cash equivalents & marketable securities	$ 314,160	$ 136,606
Working capital	315,962	124,557
Total assets	321,648	141,107
Total stockholders’ equity/(deficit)	315,962	(63,717)